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SOUTHWEST AIRLINES REPORTS APRIL TRAFFIC

DALLAS, TEXAS – May 8, 2014 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 9.1 billion revenue passenger miles (RPMs) in April 2014, a 4.4 percent increase from the 8.7 billion RPMs flown in April 2013. Available seat miles (ASMs) decreased 0.6 percent to 11.2 billion, compared to April 2013. The April 2014 load factor was 81.7 percent, compared to 77.8 percent in April 2013. For April 2014, passenger revenue per ASM (PRASM) is estimated to have increased in the seven to eight percent range compared to April 2013.
For the first four months of 2014, the Company flew 33.3 billion RPMs, compared to 32.5 billion RPMs flown for the same period in 2013, an increase of 2.4 percent. Year-to-date ASMs decreased 0.9 percent to 41.6 billion from 42.0 billion for the same period in 2013. The year-to-date load factor was 79.9 percent, compared to 77.3 percent for the same period in 2013.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

APRIL
	2014	2013	Change
Revenue passengers carried	9,319,209	9,209,436	1.2%
Enplaned passengers	11,498,724	11,248,762	2.2%
Revenue passenger miles (000s)	9,118,464	8,735,895	4.4%
Available seat miles (000s)	11,167,654	11,233,131	(0.6)%
Load factor	81.7%	77.8%	3.9 pts.
Average length of haul	978	949	3.1%
Trips flown	108,328	113,892	(4.9)%

YEAR-TO-DATE
	2014	2013	Change
Revenue passengers carried	34,375,018	34,413,370	(0.1)%
Enplaned passengers	42,155,305	41,961,387	0.5%
Revenue passenger miles (000s)	33,273,781	32,492,638	2.4%
Available seat miles (000s)	41,642,236	42,034,555	(0.9)%
Load factor	79.9%	77.3%	2.6 pts.
Average length of haul	968	944	2.5%
Trips flown	407,966	432,406	(5.7)%

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